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                                   EXHIBIT 14

                                     AMERCO

                                 CODE OF ETHICS

AMERCO and its subsidiaries (the "Company") are committed to conducting our business consistent with the highest ethical and legal standards. This Code reinforces our commitment to these standards and provides each employee of the Company with guidance and perspective in understanding our business ethics.

It is designed to guide and help us identify activities and behaviors that are appropriate in conducting business and those that are not. No code of conduct can hope to spell out the appropriate moral conduct and ethical behavior for every situation we may confront. In the final analysis, we must rely on our own good judgment.

Whenever we find ourselves with a difficult decision to make, we should seek counsel from our colleagues, our supervisors and, most importantly, our own conscience and common sense. Specific interpretation or application of any guidelines or other content of this Code should be made to the Company's Director of Corporate Compliance.

This Code is intended to conform to the requirements of the Sarbanes-Oxley Act of 2002 in that it applies to all employees, officers and directors of the Company who may hold office from time to time, any division controller of the Company and any other person performing functions similar to those of a senior financial officer of the Company. This Code also applies to each director of the Company.

This Code is available for viewing on the Company's internet Web site at www.amerco.com and may be filed each year as an exhibit to the Company's Annual Report on Form 10-K. The Company will publicly disclose (i) any change to this Code that applies to any officer or director of the Company, or any other person performing functions similar to those of a senior financial officer, and (ii) the grant of a waiver to any such individual of any provision of this Code (which waiver will be subject to prior approval by the Company's directors). Such public disclosure will be made by the filing with the Securities and Exchange Commission (the "SEC") of a Report on Form 8-K and/or the prompt disclosure of such change on the Company's internet Web site.

YOUR RESPONSIBILITIES

The Company believes that ethical behavior is good business. Company personnel share certain responsibilities, but individually each is accountable for:

      - Conducting the Company's business with integrity and in compliance in all material respects with applicable laws, rules and regulations.

      - Avoiding situations where personal interests are, or appear to be, in conflict with the Company's interests, except upon approval of the
         Board of Directors. All related party transactions between the Company and executive officers or directors of the
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         Company, as described in the Company's SEC filings, or which fall below the threshold for disclosure therein, are deemed to be approved hereunder.

      - Treating customers, suppliers and fellow employees in an honest and fair manner.

      - Safeguarding proper use of the Company's proprietary information, assets and resources.

      - Maintaining confidentiality of nonpublic information and not acting on such information for personal gain.

We are sometimes faced with situations where pressure exists to act unethically. If you are unsure in any situation, ask yourself these questions:

      -  Is this action legal?

      -  Does it comply with our values?

      -  Would you feel comfortable telling someone else about your decision?

Compromises in behavior that lead to violations of our standards may result in disciplinary action, up to and including termination of employment.

Unethical or unlawful behavior hurts the Company, our customers, our stockholders and other employees. As an employee, you can play a major role in ensuring ethical and legal compliance by reporting known or suspected wrongdoing within the Company. If you discover or suspect that an illegal, dishonest or unethical act is being committed, that an employee has violated this Code, or a violation is reported to you, report it immediately to your supervisor, or our Director of Corporate Compliance or CFO. Employees will not be disciplined or otherwise retaliated against as a result of reporting such matters. Always report a violation at least one level of management above the suspected wrongdoer.

CONFLICTS OF INTEREST AND CORPORATE OPPORTUNITIES

A conflict of interest is created whenever an activity, association or relationship of yours might impair your independent exercise of judgment in the Company's best interest. All employees have a responsibility to avoid situations and relationships that involve actual or potential conflicts of interest. Generally, a conflict of interest arises whenever an employee's personal interests diverge from his or her responsibilities to the Company or from the Company's best interests.

Examples of situations that could be perceived as conflicts of interest and should be avoided include:

      - Conducting company business with a firm owned, partially owned, or controlled by an employee or an employee's relatives or friends.

      -  Ownership of a financial interest in the Company's competitors.

      - Working as an employee or a consultant for a competitor, customer or supplier of the Company, or doing any work for a third party that may adversely affect your performance or judgment on the job or diminish your ability to devote the necessary time and attention to your duties.
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      -  Using Company property, materials, supplies, funds or other resources for personal purposes, or appropriating or diverting to others any business opportunity or idea in which the Company might have an interest.

      - Taking for yourself any opportunity that you learn of through the Company or that rightfully is the Company's to pursue.

      -  Using corporate property or information for personal gain.

These situations, and others like them, where loyalties to the Company could be compromised, must be avoided. Employees who believe they are involved in a potential conflict of interest have a responsibility to discuss it with their supervisor. The Board of Directors must approve any exceptions or waivers to this policy.

GIFTS AND ENTERTAINMENT

All decisions regarding the purchasing of materials, supplies and services must be made on the basis of competitive price, quality and timing in a way that preserves the Company's integrity. Giving or accepting anything of value is inappropriate if it could be reasonably interpreted as an effort to influence a business relationship or decision. The difference between a gift and a bribe is a question of intent. It is impermissible to accept or request any form of kickback or bribe. A bribe or a kickback includes any item or favor provided for the purpose of improperly obtaining favorable treatment or seeking a competitive advantage. Such efforts should never be used to accomplish indirectly what the Company could not properly or legally do directly.

In certain situations or on certain occasions, small gifts of nominal value, such as specialty advertising items bearing the corporate logo, tickets to local sports, civic or cultural events and/or restaurant meals or refreshments may be given to those with whom the Company has a business relationship.

Standards governing the acceptance of gifts from suppliers or their agents mirror those relating to the giving of gifts in that acceptance of a significant gift could be construed as improperly influencing the selection of a vendor.

Ultimately, each employee must exercise good business judgment in deciding which situations are unacceptable. If there is ever any doubt as to the acceptability of any gift or entertainment activity, consult with your supervisor.

AMERCO has several key policy bulletins emphasizing ethics and integrity, which are readily available to System members on the Company's internal Web site. These bulletins include, but are not limited to:

      -  AMERCO Policy Bulletin No. 15, "Gifts and Favors," dated March 22,
         2004.

      - AMERCO Policy Bulletin No. 462, "Conflicts of Interest and Kickbacks," dated March 22, 2004.

      - U-Haul Policy Bulletin No. 959, "Marketing Company Disbursements and Approvals," dated December 22, 1997.
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      -  AMERCO Business Consultants Policy Bulletin No. 671, "Productivity
         Statement and Card," dated July 31 1986.

      - AMERCO Business Consultants Policy Bulletin No. 475, "Thieves and Embezzlers," dated February 27, 1986.

      - AMERCO Business Consultants Policy Bulletin No. 709, "Vendor Relations with AMERCO System Companies," dated September 30, 1985.

      - AMERCO Management Bulletin No. AM-491, "Dealer and Employee Dishonesty," dated December 6, 1974.

AMERCO has been and will always remain committed to maintaining the highest standards of ethics and corporate behavior.

CONFIDENTIALITY

All employees should maintain the confidentiality of information entrusted to them by the Company or its customers, suppliers, and employees, except when disclosure is authorized or legally mandated. Confidential information includes all nonpublic information that might be of use to competitors, or harmful to the Company, if disclosed.

AMERCO operates in a very competitive environment providing a wide variety of products and services to a wide variety of customer. We must protect AMERCO's trade secrets, confidential information and other proprietary information. Employees agree to treat all trade secrets and confidential information of AMERCO as confidential and to take all necessary precautions against disclosure of such information to third parties during and after their employment as specified in the AMERCO System Member Confidentiality Agreement.

PROTECTION AND USE OF CORPORATE ASSETS

All employees are responsible for ensuring that appropriate measures are taken to properly protect the Company's corporate assets. Employees are expected to assist in the protection of all confidential and proprietary information, including technical, financial, marketing and other business information, which, if made available to the Company's competitors or the public, would be advantageous to such competitors and detrimental to the Company. Protection of such information is critical to our ability to grow and compete.

The Company's computer systems, electronic mail (e-mail), voice mail and Internet access are employer-provided technologies and Company property. The use of the Company's computer systems, e-mail, voice mail and Internet access are primarily for matters of concern to the Company's operations, and not for communications of a personal nature. Such nonbusiness related use should be on an infrequent basis. Employees may not use these assets to display, transmit or store inappropriate materials at any time.

INSIDER TRADING

It is illegal to buy or sell securities (either personally or on behalf of others) on the basis of material, nonpublic information. It also is illegal to communicate (i.e., to "tip") material, nonpublic information to others so that they may buy or sell securities on the basis of that
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information. All Company employees who know material, nonpublic information about the Company or any other company are prohibited from trading (directly or indirectly), or tipping others to trade in the securities of that company.

Material information is factual information that a reasonable investor would want to know before making an investment decision. Examples of material information may include:

      -  Quarterly or annual financial results.

      -  Financial forecasts.

      -  Significant financial developments.

      -  Significant new developments.

These prohibitions continue for as long as the information you know remains material and nonpublic. Anyone who gives such nonpublic information to others may be subject to disciplinary action and possible civil or criminal prosecution.

FINANCIAL INTEGRITY

The Company's books, records and accounts are to be maintained in a manner that accurately reflects all financial transactions in conformity with generally accepted accounting principles. An employee shall not:

      - Improperly accelerate or defer expenses or revenues to achieve financial results or goals.

      -  Maintain any undisclosed or unrecorded funds or "off the book" assets.

      - Establish or maintain improper, misleading, incomplete or fraudulent accounting documentation or financial reporting.

      - Make any payment for purposes other than those described in the documents supporting the payment.

      -  Sign any documents believed to be inaccurate or untruthful.

ACCOUNTING CONCERNS

Employees are encouraged to talk to their supervisor or any member of AMERCO's Audit Committee regarding any concerns that they have pertaining to the Company's accounting, internal controls or audit practices. It is our policy not to allow retaliation for reports of misconduct or potential misconduct by others made in good faith by employees.

RECORD RETENTION

Any employee who becomes aware of any governmental or regulatory investigation, litigation, administrative or other proceeding should promptly consult with the appropriate member of the Legal Department regarding any records relating to that matter. Federal and state (provincial) law provides for imprisonment and severe penalties for any person who alters, mutilates, conceals or destroys a record or an object with intent to impair the availability of such item or influence the investigation of a governmental department or agency.
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WORKPLACE HEALTH, SAFETY AND ENVIRONMENT

The Company is committed to the safety and health of its employees. Providing and maintaining a safe work environment and instituting and following work practices to safeguard employees must be a primary consideration for all of us. Reviewing all of our businesses and identifying where we can act to improve safety awareness is an ongoing task to which the Company and each employee should be dedicated. There is no job so important that we cannot take the time to complete it safely.

Safe work practices also include exercising good judgment with regard to the environmental aspects of our business. Additionally, discharge and disposition of hazardous materials should be performed only in a manner that complies with environmental-protection laws.

COMPLIANCE WITH LAWS

All employees are expected to comply at all times with all federal, state (provincial), local and foreign laws and regulations affecting the Company and its business. If any employee is uncertain about the existence or effect of a particular law on his or her conduct on behalf of the Company, such individual should consult with his or her supervisor. In particular, and without limiting the generality of the foregoing statements:

      - Any action taken to intentionally evade the payment of any tax, or the violation of any law relating to taxation of property, services, sales, income or any other matters, including failure to file reports or returns on a timely basis (other than with the approval of the applicable taxing authority) or filing false or fictitious reports or returns, is strictly prohibited.

      - Any action taken to intentionally circumvent the requirements of any federal, state (provincial), or local health or safety law applicable to the Company's facilities, operations or products, or any action taken to intentionally mislead any regulatory authority with respect to the Company's compliance with such laws is strictly prohibited.

      - Any action taken to intentionally mislead the investing public, the SEC, the Nasdaq National Market or any other federal or state (provincial) securities regulatory authority or securities exchange or quotation system regarding the Company's business, legal or financial affairs or regarding any material event or circumstance affecting the Company is strictly prohibited.

SEC DISCLOSURE

The President and all senior financial officers are responsible for full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by the Company with the SEC. Accordingly, it is the responsibility of the President and each senior financial officer to bring to the attention of the Director of Corporate Compliance any material information of which he or she may become aware that affects the disclosure made by the Company in its public filings. The President and each senior financial officer shall promptly bring to the attention of the Director of Corporate Compliance and the Audit Committee any information he or she may have concerning (a) significant deficiencies in the design or operation of internal controls which
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could adversely affect the Company's ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's financial reporting, disclosures or internal controls. The President and each senior financial officer shall promptly bring to the attention of the Director of Corporate Compliance any information he or she may have concerning any violation of this Code, including any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in the Company's financial reporting, disclosures or internal controls. The President and each senior financial officer shall promptly bring to the attention of the Director of Corporate Compliance and to the Audit Committee any information he or she may have concerning evidence of a material violation of the securities laws, rules or regulations applicable to the Company by the Company or any agent thereof.